Exhibit 6.22

Next Play Digital, LLC

Company Number:E13097232021-8

Las Vegas I London I Sydney

Statement of Work 3

Digital Marketing Management

THIS STATEMENT OF WORK is made on the 2nd March 2022

BETWEEN:

Next Play Digital, LLC (Company Number: E13097232021-8) a company incorporated in Nevada with its registered address at 4952 South Rainbow Boulevard, Las Vegas, NV, 89118, (“the Company”)

AND

VegasWinners, Inc. (Company Number: 83-2167911) a company incorporated in Nevada with its registered address at 1180 North Town Center Drive Suite 100 #179 Las Vegas, NV 89144 (“the Client”)

WHEREBY IT IS AGREED as follows:

The Company will provide various Services and Deliverables to the Customer and the Customer agrees to acquire such services, in accordance with this Statement of Work and subject to the terms of the Marketing Service Agreement Executed on 20th September 2021

1.	Statement of Work Commencement Date

7th of March 2022

2.	Summary of Requirements

The Company has been engaged by the Client to exclusively manage the day to day digital marketing strategies for www.vegaswinners.com.

3.	Services

The management of the following will be included

●	Marketing strategy

●	Account management and cross channel marketing coordination

●	Paid Media

●	SEO

●	Affiliate

●	Content Management

●	Design and development

Next Play Digital, LLC & Winners, Inc. t/a vegaswinners.com

February 2022 I SOW3 Digital Marketing Management

Next Play Digital, LLC

Company Number:E13097232021-8

Las Vegas I London I Sydney

4.	Deliverables:

●	Phase One: Marketing Strategy

●	Phase Two: Marketing set-up and strategy implementation

●	Phase Three: BAU management for business growth across core KPI’s

○	Website authority and trust flow metrics.

○	Organic keyword visibility

○	Organic traffic

○	Paid media traffic

○	Brand awareness (brand search terms)

○	New vegas winners accounts

○	Vegas winners first purchase [Picks]

○	Vegas winners multi-purchase [Picks]

○	Affiliated sportsbook FTD’s

○	Revenue

5.	Delivery Schedule

●	Phase 1: March 2022

●	Phase 2: March/April 2022

●	Phase 3: Ongoing

6.	Fee

●	Monthly Management Fee: $18,000 Fixed Fee

Where agreed in writing and in-line with the signed off marketing strategy, additional services will be charged at the following rates:

Rate
Paid Outreach	$50 + 20% (Per Placement Cost)
Content	$0.15 per word
Creative & Development Services	$160 p/h (Over the 10hrs retained)
Paid Media Management	10% Media Spend (On all spend over $50k per month)
CRM	$160 p/h
Social Media (Organic)	$140p/h

Next Play Digital, LLC & Winners, Inc. t/a vegaswinners.com

February 2022 I SOW3 Digital Marketing Management

Next Play Digital, LLC

Company Number:E13097232021-8

Las Vegas I London I Sydney

7.	Dependencies & Required Knowledge

To ensure that the Client is able to achieve core KPI’s, the below details a list of access and knowledge gaps that need to be addressed by the Company.

●	Website

○	Upload new content

○	New pages, content to existing pages, navigation etc

○	Add links

○	Change metadata

○	Internal linking.

○	Implement pixels etc

○	Change the sign up for

●	Data

○	Access to the database (When people sign up, where does all of this sit, how to you manage users and their profiles)

○	Data flows - From sign up to weekly email and other automated solutions (automatic/manual) We need full access to all areas.

○	Understanding of all the compliance (Gambling/Spam) protocols that have been put in place

○	Customer Reporting (who, where, what is the small existing revenue coming from)

●	Relationships

○	Commercial arrangement for picks (frequency, commitment) - Is there any flexibility here or risk in losing handicappers?

○	Introductions to anybody that is remaining day to day (who is currently creating and sending the emails)

○	Video Content. What is the procedure from video concept to getting final edits back. Where is this hosted, production costs and intro?

○	Talent - All the people featured in Krushhouse and on the 2minute drills. Are they retained, one off costs, still got commitments to fulfil?

○	BigAl.com - Potential conflicts and strategic alliances?

○	Design and creative. Who does all of this at the moment and what commercial deals are they on.

●	Budgets

○	Marketing budget and agreed sign off procedure

●	Misc

○	Access to all social profiles

○	vegaswinners.com email addresses

○	State licensing. This has to be done by company directors.

Next Play Digital, LLC & Winners, Inc. t/a vegaswinners.com

February 2022 I SOW3 Digital Marketing Management

Next Play Digital, LLC

Company Number:E13097232021-8

Las Vegas I London I Sydney

○	Affiliate program Due Diligence - Company directors to complete documentation

○	Daily running of the site and content - Detailed list of tasks that happen daily/weekly/monthly to ensure that it runs as it does today while Phase 1 & Phase 2 is running.

8.	Expenses

●	Where agreed in writing and in advance, expenses for the delivery of services may include but not limited to; creative, images, media spend, marketing technology, travel and accommodation.

9.	Payment Schedule

●	Agreed monthly media budget to be paid in advance of activity month. Under/over spend net off in the following period.

●	The Company to invoice at the end of each month for management fee and any outstanding media spend.

●	Payment terms - 7 days from date of invoice

●	Agreed expenses shall be invoiced immediately and payment made within 7 days from the date of invoice.

10.	SOW Terms & Conditions

●	Three month initial term. Where the Client decides that the agreement shall not be continuing beyond the initial term, notice must be given to the Company at least 7 days prior.

●	Where the contract continues beyond the three month initial, an ongoing three month rolling notice period shall be in place.

●	Retainer is for 120 monthly hours across the services detailed in part three of this SOW.

●	The company acknowledges that a maximum 10 hours of creative and development work can be from within the retained management fee.

●	For the avoidance of any doubt, Content Management does not include the production of written content.

●	The Company will be the exclusive provider of the services detailed in this SOW for the duration.

●	All additional charges over the $18K monthly fee are pre-approved in writing from Tom Terwilliger, CEO of Winners, Inc.

Next Play Digital, LLC & Winners, Inc. t/a vegaswinners.com

February 2022 I SOW3 Digital Marketing Management

Next Play Digital, LLC

Company Number:E13097232021-8

Las Vegas I London I Sydney

SOW 1 - Signing Page

IN WITNESS of which the parties have signed this Statement of Work the day, month and year first above written.

Next Play Digital. LLC Mike Dodgson Director

Signature:

Winners, INC. t/a vegaswinners.com Wayne Allyn Root

CEO

Signature:

Next Play Digital, LLC & Winners, Inc. t/a vegaswinners.com

February 2022 I SOW3 Digital Marketing Management